                         [OSTEOTECH COMPANY LETTERHEAD]


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE                                Contact:  Mark H. Burroughs
                                                            (732) 542-2800
August 4, 2006


                      OSTEOTECH REPORTS 2006 SECOND QUARTER
         DILUTED EARNINGS PER SHARE OF $.04 ON REVENUES OF $25.3 MILLION


Osteotech, Inc. (NASDAQ: OSTE) reported today that net income for the three months ended June 30, 2006 was $.8 million, or $.04 diluted earnings per share, compared to a net loss of $1.9 million, or $.11 diluted net loss per share, for the three months ended June 30, 2005. Consolidated revenues for the three months ended June 30, 2006 and 2005 were $25.3 million in each respective period. Gross margins increased to 48% in the second quarter of 2006 from 40% in the second quarter of 2005, mainly due to improved inventory and processing productivity. As a result, there was a reduced need for reserves for expiring, excess and obsolete tissue inventories in 2006 compared to 2005.

Sam Owusu-Akyaw, Osteotech's President and Chief Executive Officer, stated, "Throughout the first half of 2006, we continued to execute on our strategic initiatives. Our team was able to continue to improve gross margins and control operating expenses, and our progress on these initiatives is reflected in our second quarter profitability. As a result, we more than doubled operating income in the second quarter of 2006 compared to the first quarter of 2006 on a very similar revenue base. The team is committed to continuing these efforts and providing improvements in gross margins and operating income throughout 2006 and 2007."

Mr. Owusu-Akyaw concluded, "Our team understands the challenges we face and is dedicated to tackling each new challenge with the same level of determination and intensity we have applied to other challenges over the past eighteen months."

Net income for the six months ended June 30, 2006 was $1.0 million, or $.06 diluted earnings per share, compared to a net loss of $2.7 million, or $.16 diluted net loss per share, for the six months ended June 30, 2005. Consolidated revenues for the six months ended June 30, 2006 and 2005 were $50.4 million and $49.1 million, respectively. Gross margins increased to 47% in the first half of 2006 from 42% in the first half of 2005.


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DBM Segment revenues were $13.7 million and $14.0 million for the three months ended June 30, 2006 and 2005, respectively. The decline in DBM Segment revenues was substantially the result of lower domestic unit sales volume and continued pricing pressures on our domestic sales efforts. Operating income in the DBM Segment was $.6 million and $1.2 million for the three months ended June 30, 2006 and 2005, respectively. The reduction in operating income in the second quarter of 2006 was primarily due to the decline in domestic Grafton(R) DBM revenues, which resulted in lower gross margins, partially offset by our ability to control operating expenses in 2006 compared to 2005.

DBM Segment revenues increased 5% to $28.2 million for the six months ended June 30, 2006 compared to revenues of $26.9 million in the corresponding period in 2005. The increase in DBM Segment revenues was substantially the result of increased unit sales volume in all product categories, partially offset by pricing pressures on our domestic sales efforts. Operating income in the DBM Segment was $2.1 million and $1.9 million for the six months ended June 30, 2006 and 2005, respectively. The improvement in operating income in the first half of 2006 was primarily due to the increase in revenues and our ability to control operating expenses in 2006 compared to 2005.

Base Tissue Segment revenues were $10.8 million for the three months ended June 30, 2006 compared to $11.0 million in the corresponding period in 2005. Base Tissue Segment revenues were primarily impacted by a 31% decline in service fees generated by processing allograft bone tissue for clients in the second quarter of 2006 as compared to 2005. We also experienced a 25% decline in revenues from the distribution of Graftech(R) Bio-implants in the three months ended June 30, 2006 compared to the same period in 2005 due to continued lower demand and increased competition from polymer based spinal implants. Revenues from the worldwide distribution of traditional tissue increased 82% in the second quarter of 2006 compared to the second quarter of 2005, principally from increased unit sales volume. Base Tissue Segment revenues were $20.8 million for the six months ended June 30, 2006 compared to $21.5 million in the corresponding period in 2005. Base Tissue Segment revenues were negatively impacted by a 37% decline in service fees generated by processing allograft bone tissue for clients and a 19% decline in revenues from the distribution of Graftech(R) Bio-implants in the six months ended June 30, 2006 compared to the corresponding period in 2005. Revenues from the worldwide distribution of traditional tissue increased 69% in the first half of 2006 compared to the first half of 2005, mainly from increased unit sales volume.

Operating income in the Base Tissue Segment was $.9 million and $31,000 in the three months and six months ended June 30, 2006, respectively, compared to operating losses of $3.4 million and $4.9 million for the same respective periods in 2005. The improvement in operating income in both periods is primarily due to a substantial increase in gross margins resulting from improved inventory and processing productivity, which reduced the need for tissue inventory reserves in 2006 compared to 2005.

A conference call will be conducted by Sam Owusu-Akyaw, President and Chief Executive Officer, as well as other members of Osteotech management, on August 4, 2006 at 9:00 am Eastern Time to discuss second quarter results. You are invited to listen to the conference call by dialing 1-706-643-1624. The conference will also be simultaneously web cast at http://www.osteotech.com. Automated playback will be available two hours after completion of the live call, through midnight, August 18, 2006, by dialing 1-706-645-9291 and indicating access code 2521726.

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Certain statements made throughout this press release that are not historical facts contain forward-looking statements (as such are defined in the Private Securities Litigation Reform Act of 1995) regarding the Company's future plans, objectives and expected performance. Any such forward-looking statements are based on assumptions that the Company believes are reasonable, but are subject to a wide range of risks and uncertainties and, therefore, there can be no assurance that actual results may not differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, differences in anticipated and actual product and service introduction dates, the ultimate success of those products in the market place, the continued acceptance and growth of current products and services, the impact of competitive products and services, the availability of sufficient quantities of suitable donated tissue and the success of cost control and margin improvement efforts. Certain of these factors are detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission. All information in this press release is as of August 4, 2006 and the Company does not intend to update this information.

Osteotech, Inc., headquartered in Eatontown, New Jersey, is a leading provider of human bone and bone connective tissue for transplantation and an innovator in the development and marketing of biomaterial and implant products for musculoskeletal surgery. For further information regarding Osteotech, this press release or the conference call, please go to Osteotech's website homepage at www.osteotech.com and to Osteotech's Financial Information Request Form website page at www.osteotech.com/finrequest.htm.


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                        OSTEOTECH, INC. AND SUBSIDIARIES
                           CONSOLIDATED REVENUE DETAIL
                             (dollars in thousands)

                                      Second Quarter           Six Months
                                      Ended June 30,          Ended June 30,
                                   --------------------    --------------------
                                     2006        2005        2006       2005
                                   --------    --------    --------   ---------
DBM SEGMENT
  Domestic                         $11,359     $11,761     $23,699     $22,758
  International                      2,353       2,251       4,502       4,149
                                   -------     -------     -------     -------
  Total DBM Segment                 13,712      14,012      28,201      26,907
                                   -------     -------     -------     -------
BASE TISSUE SEGMENT
   Domestic:
      Client Processing              2,277       3,523       4,056       6,767
      Traditional Tissue             2,906       1,524       5,409       2,883
      Graftech(R) Bio-Implants       3,533       4,727       7,531       9,271
                                   -------     -------     -------     -------
                                     8,716       9,774      16,996      18,921

   International:
      Client Processing                244         109         385         247
      Traditional Tissue             1,871       1,102       3,467       2,360
                                   -------     -------     -------     -------
                                     2,115       1,211       3,852       2,607
                                   -------     -------     -------     -------
   Total Base Tissue Segment        10,831      10,985      20,848      21,528
                                   -------     -------     -------     -------

OTHER PRODUCT LINES                    739         293       1,313         703
                                   -------     -------     -------     -------

NET REVENUES                       $25,282     $25,290     $50,362     $49,138
                                   =======     =======     =======     =======


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                        OSTEOTECH, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (dollars in thousands, except per share data)



                                                                 Second Quarter                      Six Months
                                                                 Ended June 30,                     Ended June 30,
                                                        ------------------------------      ------------------------------
                                                            2006              2005              2006             2005
Net revenues:
     Service                                            $     24,543      $     24,997      $     49,049      $     48,435
     Product                                                     739               293             1,313               703
                                                        ------------      ------------      ------------      ------------
                                                              25,282            25,290            50,362            49,138

Cost of services                                              12,610            15,110            25,775            28,173
Cost of products                                                 612               107               948               265
                                                        ------------      ------------      ------------      ------------
                                                              13,222            15,217            26,723            28,438
                                                        ------------      ------------      ------------      ------------

Gross profit                                                  12,060            10,073            23,639            20,700

Marketing, selling, general
   and administrative                                         10,009            10,967            20,105            21,573
Research and development                                       1,143             1,224             2,315             2,186
                                                        ------------      ------------      ------------      ------------
                                                              11,152            12,191            22,420            23,759
                                                        ------------      ------------      ------------      ------------

Operating income (loss)                                          908            (2,118)            1,219            (3,059)
Interest expense and other, net                                   (3)             (677)              (29)             (973)
                                                        ------------      ------------      ------------      ------------

Income (loss) before income taxes                                905            (2,795)            1,190            (4,032)
Income tax provision (benefit)                                   136              (917)              179            (1,323)
                                                        ------------      ------------      ------------      ------------
Net Income (loss)                                       $        769      $     (1,878)     $      1,011      $     (2,709)
                                                        ============      ============      ============      ============
Earnings (loss) per share:
     Basic                                              $        .04      $       (.11)     $        .06      $       (.16)
     Diluted                                            $        .04      $       (.11)     $        .06      $       (.16)

Shares used in computing earnings (loss) per share:
     Basic                                                17,273,778        17,187,792        17,274,846        17,182,245
     Diluted                                              17,336,679        17,187,792        17,354,906        17,182,245



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                        OSTEOTECH, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                                  June 30,    December 31,
                                                   2006          2005
                                                 ---------    ------------
                  ASSETS
Cash and cash equivalents                        $ 13,813      $ 13,484
Accounts receivable, net                           17,373        14,879
Deferred processing costs                          28,554        28,805
Inventories                                         1,578         1,278
Other current assets                                3,550         3,438
                                                 --------      --------
          Total current assets                     64,868        61,884
Property, plant and equipment, net                 38,605        39,962
Other assets                                        8,468         9,176
                                                 --------      --------
                                                 $111,941      $111,022
                                                 ========      ========

       LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and accrued expense             $ 16,309      $ 16,320
Current maturities of
   capital lease obligation                           690           655
                                                 --------      --------
          Total current liabilities                16,999        16,975
Capital lease obligation                           15,249        15,603
Other liabilities                                   7,399         7,689
                                                 --------      --------
          Total liabilities                        39,647        40,267
Stockholders' equity                               72,294        70,755
                                                 --------      --------
                                                 $111,941      $111,022
                                                 ========      ========


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